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                                                                    EXHIBIT 4.8

                  THIS WARRANT CERTIFICATE AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS WARRANT AND ANY OF SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH TRANSACTION UNDER THE ACT AND ALL OTHER APPLICABLE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE ACT AND OTHER APPLICABLE SECURITIES LAWS.

                             WARRANT CERTIFICATE -

                      WARRANTS TO PURCHASE SHARES OF STOCK

                OF ONLINE RESOURCES & COMMUNICATIONS CORPORATION

                     Date of Issuance: ___________________

          THIS CERTIFIES that, for value received, ________________, or registered assigns (the "Holder"), is entitled to purchase, subject to the provisions of this Warrant Certificate (the "Warrant"), from Online Resources & Communications Corporation, a Delaware corporation (the "Company"), at the price hereinafter set forth, that number of shares of the one hundredth cent ($0.0001) par value Common Stock of the Company as determined in accordance with the provisions of Article VI hereof. This Warrant is hereinafter referred to as the "Warrant" and the shares of Common Stock, par value $0.0001 per share issuable pursuant to the terms hereof, are hereinafter sometimes referred to as "Warrant Shares". This Warrant is being issued as additional consideration to the purchasers of shares of the Company's Series C Convertible Preferred Stock pursuant to the Second Series C Convertible Preferred Stock Purchase Agreement dated December 14, 1998, by and among the Company and the Investors thereunder (the "Agreement").

                                   ARTICLE I
                              CERTAIN DEFINITIONS

          For all purposes of this Warrant, unless the context otherwise requires, the following terms shall have the following respective meanings:

               "Act": the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.


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               "Agreement": the Agreement defined in the preamble to this
          Warrant.


               "Common Stock": the Company's authorized shares of Common Stock, par value $.0001 per share.

               "Commission": the Securities and Exchange Commission, or any other federal agency then administering the Act.

               "Company": Online Resources & Communications Corporation, a Delaware corporation, having a principal office located at 7600 Colshire Drive, McLean, Virginia 22102 and any other corporation assuming or required to assume this Warrant pursuant to Article VIII.

               "Effective Date": the date upon which the Company first sells shares of its Common Stock pursuant to an Initial Public Offering.

               "Exercise Price": the purchase price for any Warrant Share purchasable under this Warrant.

               "Initial Public Offering": the sale of the Company's Common Stock following the Commission's declaration of effectiveness of a registration statement filed under the Act, provided that in conjunction therewith the Company's shares of Common Stock are listed on the NASDAQ National Market System or on a nationally recognized exchange or other over the counter market system acceptable to the holders of a majority of the outstanding shares of Series C Convertible Preferred Stock sold under the Agreement.

               "Initial Trading Period": the first 20 trading days for which shares of Common Stock are subject to being purchased and sold incidental to an Initial Public Offering.

               "Notice": the notice defined in Article IX.

               "Person": any individual, corporation, partnership, trust, limited liability company, unincorporated organization and any government, and any political subdivision, instrumentality or agency thereof.

               "Warrant Office": the Company's principal office as set forth above.

               "Warrant Shares": the shares of Common Stock purchasable by the holder of this Warrant upon the exercise of this Warrant.


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                                   ARTICLE II
                              EXERCISE OF WARRANT

          2.1 Date of Initial Exercise. This Warrant shall first become exercisable, absent an Initial Public Offering with an Effective Date coinciding with or preceding July 12, 1999, on the earlier of July 12, 1999 or the date of the Notice. If an Initial Public Offering occurs with an Effective Date coinciding with or preceding July 12, 1999, this Warrant shall first become exercisable on the third business day following the Initial Trading Period.

          2.2 Method of Exercise. Commencing on the date of exercisability determined under Section 2.1 and prior to its expiration as determined in
Article IX hereof, this Warrant shall be exercisable in whole or in part at any time and from time to time. In order to exercise this Warrant, the Holder hereof shall deliver to the Company, at the Warrant Office designated pursuant to Section 3.1: (a) a written notice, in substantially the form of the Subscription Notice attached hereto as Exhibit 2.1, of such Holder's election to exercise this Warrant, which notice shall specify the number of shares of Common Stock to be purchased; (b) (i) a check payable to the order of the Company in an amount equal to the Exercise Price as set forth in Section 5.1 hereof for the number of shares of Common Stock being purchased; or (ii) instructions to the Company to withhold from the Warrant Shares which otherwise would be issued to the Holder as a result of such exercise of this Warrant, shares of Common Stock (valued at their Fair Market Value on the date of exercise) in satisfaction of all or part of the Exercise Price with respect to such Warrant Shares to be purchased pursuant to such written notice. The Company shall, as promptly as practicable and in any event within two (2) business days thereafter, execute and deliver or cause to be executed and delivered, in accordance with said notice, a certificate or certificates representing the aggregate number of shares of Common Stock specified in said notice. The stock certificate or certificates so delivered shall be in denominations of shares as may be specified in said notice and shall be issued in the name of the Holder or such other name as shall be designated in said notice. At the time of delivery of the certificate or certificates, appropriate notation will be made on this Warrant designating the number of shares purchased and this Warrant shall then be returned to the Holder if this Warrant has been exercised in part. The Company shall pay all expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of stock certificates. As used in this Section 2.2, "Fair Market Value" shall mean the last sales prices of the Common Stock on the National Association of Security Dealers Automated Quotation System ("NASDAQ") or the closing price quoted on any exchange on which the Common Stock is listed, whichever is applicable, as reported in the Eastern Edition of The Wall Street Journal, for the date of exercise (or if no shares are traded on that date, the last sales price of the Common Stock on the nearest date on which such shares were traded). If the Common Stock is not traded on NASDAQ or on any exchange, the Fair Market Value shall be determined in good faith by the mutual agreement of the Board of Directors of the Company and the Holder.


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          2.3 Shares to be Fully Paid and Nonassessable. All shares of Common
Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable.

          2.4 No Fractional Shares to be Issued. The Company shall not be required upon any exercise of this Warrant to issue a certificate representing any fraction of a share of Common Stock. Upon payment of the exercise price with respect to any fractional shares, the Company shall pay to the Holder the cash equivalent of such fractional shares, based on the Fair Market Value of such shares as reasonably determined pursuant to Section 2.2 above.

          2.5 Legend on Warrant Shares. Each certificate for shares of Common Stock initially issued upon exercise of this Warrant, unless at the time of exercise such shares are registered under the Act, shall bear a legend substantially similar to the following, in addition to any other legends required to be placed on such share certificate pursuant to any other agreements by which the Company is bound.

          "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state. They may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of except pursuant to an effective registration statement relating to such transaction under the Act and all other applicable securities laws or pursuant to an exemption from the registration provisions of the Act and other applicable securities laws.

          Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution pursuant to a registration statement under the Act of the securities represented thereby) shall also bear a legend substantially similar to the foregoing, unless, in the opinion of counsel reasonably satisfactory to the Company, the securities represented thereby need no longer be subject to the restrictions on transferability. The provisions of
Article IV shall be binding upon all subsequent holders of this Warrant.

          2.6 Acknowledgment of Continuing Obligation. The Company will, at the time of any exercise of this Warrant in whole or in part, upon request of the Holder hereof, acknowledge in writing its continuing obligation to such Holder in respect of any rights to which the Holder shall continue to be entitled after exercise in accordance with this Warrant; provided, however, that the failure of the Holder to make any such request shall not affect the continuing obligation of the Company to the Holder in respect of such rights.

                                  ARTICLE III
         WARRANT OFFICE; TRANSFER, DIVISION OR COMBINATION OF WARRANTS

          3.1 Warrant Office. The Company shall maintain an office for certain purposes specified herein (the "Warrant Office"), which office shall initially be the Company's

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location set forth in Article I, and may subsequently be such other office of the Company or of any transfer agent of the Common Stock in the continental United States as to which written notice has previously been given to all holders of Warrants.

          3.2 Ownership of Warrant. The Company may deem and treat the Person in whose name this Warrant is registered as the Holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Article III.

          3.3 Transfer of Warrant. The Company agrees to maintain at the Warrant Office books for the registration of permitted transfers of this Warrant. Subject to the provisions of Article IV, this Warrant and all rights hereunder are transferable, in whole or in part, on the books at that office, upon surrender of this Warrant at that office, together with a written assignment of this Warrant duly executed by the holder hereof or his duly authorized agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of the transfer. Subject to Article IV, upon surrender and payment, the Company shall execute and deliver a new Warrant in the name of the assignee, note thereon the number of Warrant Shares theretofore purchased under this Warrant, and this Warrant shall promptly be cancelled and a notation of that cancellation made on the books of the Warrant Office. A Warrant may be exercised by a new holder for the purchase of shares of Common Stock without having a new warrant issued.

          3.4 Division of Warrants. This Warrant may not be divided.

          3.5 Expenses of Delivery of Warrants. The Company shall pay all expenses, taxes (other than transfer taxes), and other charges payable in connection with the preparation, issuance and delivery of new Warrants hereunder.

                                   ARTICLE IV
                            RESTRICTIONS ON TRANSFER

          4.1 Restrictions on Transfer. Notwithstanding any provisions contained in this Warrant to the contrary, this Warrant shall not be exercisable or transferable except upon the conditions specified in this
Article IV, which conditions are intended, among other things, to insure compliance with the provisions of the Act in respect of the exercise or transfer of the Warrant, and subject to the restrictions on transfer set forth in that certain Stockholders' Agreement to which the Holder hereof is a party. The Holder of this Warrant, by acceptance hereof, agrees that it will not transfer this Warrant prior to delivery to the Company of any required opinion of the Holder's counsel (as the opinion and counsel are described in Section 4.2).

          4.2 Opinion of Counsel. In connection with any transfer of this Warrant, the following provisions shall apply:


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          (a) If, in the opinion of counsel reasonably acceptable to the
Company, a proposed transfer of this Warrant may be effected without registration of this Warrant under the Act, the Holder of this Warrant shall be entitled to transfer this Warrant in accordance with the proposed method of disposition; provided, however, that if the method of disposition would, in the opinion of such counsel, require that the Company take any action or execute and file with the Commission or deliver to the Holder or any other person any form or document in order to establish the entitlement of the Holder to take advantage of such method of disposition, the Company agrees, at the cost of the Holder, to promptly take any necessary action or execute and file or deliver any necessary form or document. Notwithstanding the foregoing, in no event will the Company be obligated to effect a registration under the Act so as to permit the proposed transfer of this Warrant.

          (b) If, in the opinion of such counsel, the proposed transfer of this Warrant may not be effected without registration of this Warrant under the Act, the holder of this Warrant shall not be entitled to transfer this Warrant until registration is effective.

                                   ARTICLE V
                                 EXERCISE PRICE

          5.1 Determination of Exercise Price. The Exercise Price for any Warrant Share purchasable hereunder shall be equal to $3.00 per share; provided, however, if the Company shall divide its outstanding shares of Common Stock by stock split, stock dividend or otherwise, the Exercise Price shall proportionately decrease and if the Company shall combine its outstanding shares of Common Stock by stock combination, reverse split or otherwise, the Exercise Price shall proportionately increase.

          5.2 Notice to Holder. Upon any adjustment to the Exercise Price required hereunder, the Company will promptly provide the Holder hereof with written notice of the current Exercise Price existing under this Warrant and the Exercise Price as adjusted.

                                   ARTICLE VI
                            NUMBER OF WARRANT SHARES

          6.1 Determination of Number of Warrant Shares. If (i) the Effective Date does not occur by July 12, 1999, (ii) the Effective Date occurs by July 12, 1999 and the average closing price during the Initial Trading Period for a share of Common Stock is less than $4.30 per share or (iii) this Warrant becomes exercisable as a result of a Notice, this Warrant shall be exercisable for _______________ Warrant Shares [30% WARRANT COVERAGE]. If the Effective Date occurs by July 12, 1999 and

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the average closing price during the Initial Trading Period for a share of
Common Stock is at least $4.30 per share but less than $6.00 per share, this Warrant shall be exercisable for ______________ Warrant Shares [20% WARRANT coverage]. If the Effective Date occurs by July 12, 1998 and the average closing price during the Initial Trading Period for a share of Common Stock is at least $6.00 per share, this Warrant shall be deemed cancelled and no Warrant Shares shall be issuable hereunder. For purposes of this Section 6.1, the number of Warrant Shares and the average closing price during the Initial Trading Period (y) shall proportionately decrease and increase, respectively, if the Company shall combine its outstanding shares of Common Stock by stock combination, reverse split or otherwise and (z) shall proportionately increase and decrease, respectively, if the Company shall divide its outstanding shares of Common Stock by stock split, stock dividend or otherwise.

          6.2 Notice to Holder. If the Effective Date occurs by July 12, 1999, the Company shall provide notice to the Holder of the number of Warrant Shares for which this Warrant is exercisable promptly following the Initial Trading Period.

                                  ARTICLE VII
                   RECLASSIFICATION, REORGANIZATION OR MERGER

          In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation or which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock or which results in the expiration of this Warrant), the Company shall cause effective provision to be made so that the Holder hereof shall have the right thereafter by exercising this Warrant to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization or other change, consolidation or merger, as such holder would have been entitled to receive had such holder exercised this Warrant immediately prior to such reclassification, change, consolidation or merger. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments, herein provided, of the Exercise Price and the number of Warrant Shares purchasable and receivable upon the exercise of this Warrant. The foregoing provisions of this Article VII shall similarly apply to successive reclassification, capital reorganizations and changes of shares of Common Stock and to successive consolidations and mergers.

                                  ARTICLE VIII
                   DISTRIBUTIONS, LIQUIDATION OR DISSOLUTION

          8.1 Certain Distributions. In case the Company shall, at any time, prior to the Expiration Date set forth in Article IX hereof, make any distribution of its assets to holders of its capital stock as a partial liquidation distribution or by way of return of capital, other than as a dividend payable out of earnings or any surplus legally available for dividends under the laws of the State of Delaware, then the Holder, upon the exercise of this Warrant prior to any such distribution but after the date of record for the determination of those holders of capital stock entitled to such distribution of assets, shall be entitled to receive, in


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addition to the shares of Common Stock issuable on such exercise, upon such distribution the amount of such assets, which would have been payable to the holder had it been the holder of record of such shares of capital stock on the record date for the determination of those holders of capital stock entitled to such distribution.

          8.2 Dissolution or Liquidation. In case the Company shall, at any time prior to the Expiration Date set forth in Article IX hereof, dissolve, liquidate or wind up its affairs, the Holder shall be entitled, upon the exercise of this Warrant and prior to any such distribution in dissolution of liquidation, to receive on such exercise, in lieu of the shares of Common Stock which the Holder would have been entitled to receive, the same kind and amount of assets as would have been distributed or paid to the Holder upon any such dissolution, liquidation or winding up, with respect to such shares of Common Stock had the holder been the Holder of record of such shares of Common Stock on the record date for the determination of those holders of Common Stock entitled to receive any such liquidation distribution.

                                   ARTICLE IX
                                   EXPIRATION

          This Warrant shall terminate at the earliest of (i) 5:00 p.m. Eastern time on December 31, 2003, (ii) the effective date of any merger of the Company with another company in which, following such merger, the Company's stockholders do not hold shares representing more than fifty percent (50%) of the votes in the company surviving the merger, (iii) the date of any liquidation or dissolution of the Company, or (iv) the determination under
Section 6.1 that no Warrant Shares are issuable hereunder. In reference to (ii) and (iii) above, the Company shall give, by first class mail, postage prepaid, addressed to the Holder, at the address of the Holder as shown on the books of the Company at least twenty (20) days prior written notice ("Notice") of (i) the record date for determining rights to vote in respect of any merger, consolidation or transfer of assets which would result in the expiration of this Warrant and (ii) in reference to a merger, consolidation, or transfer of assets of the Company, the last date on which the holders of Common Stock shall be entitled to exchange their shares for securities or property resulting from such merger, consolidation or transfer of assets.

                                   ARTICLE X
                        CERTAIN COVENANTS OF THE COMPANY

          The Company covenants and agrees that it will reserve and set apart and have at all times, free from preemptive rights, a number of shares of Common Stock or other securities or property deliverable upon the exercise of this Warrant sufficient to enable it at any time to fulfill all its obligations hereunder.


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                                   ARTICLE XI
                                 MISCELLANEOUS

          11.1 Entire Agreement. This Warrant contains the entire agreement between the holder hereof and the Company with respect to the purchase of the Warrant Shares and supersedes all prior arrangements or understandings with respect thereto.

          11.2 Waiver and Amendment. This Warrant is one of a series of Warrants issued to purchasers of shares of Series C Convertible Preferred Stock under the Agreement (the "Common Stock Warrants"). Any term or provision of this Warrant may be waived at any time and any term or provision of this Warrant may be amended or supplemented at any time by agreement of the holders of those Common Stock Warrants representing more than fifty percent (50%) of all Warrant Shares then issuable upon exercise of all such outstanding Common Stock Warrants and the Company, except that any waiver of any term or condition, or any amendment or supplementation, of this Warrant must be in writing and except that no change in the number of shares issuable upon exercise, the rights in liquidation or distribution, or the purchase price upon exercise and the provisions of this Section 11.2 shall be effective without the written consent of each Warrant holder affected thereby. A waiver of any breach or failure to enforce any of the terms or conditions of this Warrant shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with any term or condition of this Warrant.

          11.3 Illegality. In the event that any one or more of the provisions contained in this Warrant shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Warrant shall not, at the election of the party for whom the benefit of the provision exists, be in any way impaired.

          11.4 Filing of Warrant. A copy of this Warrant shall be filed in the records of the Company.

          11.5 Notice. Any notice or other document required or permitted to be given or delivered to the Holder hereof shall be delivered, including by a nationally recognized overnight courier service, or sent by certified or registered mail, to such Holder at the last address shown on the books of the Company maintained at the Warrant Office for the registration of, and the registration of transfer of, the Warrant or at any more recent address of which any holder hereof shall have notified the Company in writing. Any notice or other document required or permitted to be given or delivered to the Company, shall be delivered, including by a nationally recognized overnight courier service, at, or sent by certified or registered mail to, the Warrant Office, attention: President, or such other address within the United States of America as shall have been furnished by the Company to the Holder hereof.

          11.6 Limitation of Liability: Not Stockholders. No provision of this Warrant shall be construed as conferring upon the Holder hereof the right to vote, consent, receive

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dividends or receive notice other than as herein expressly provided in respect of meetings of stockholders for the election of directors of the Company or any other matter whatsoever as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Holder hereof to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the purchase price of any Warrant Shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

          11.7 Loss, Destruction, Etc, of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, mutilation or destruction of the Warrant, and in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation, upon surrender and cancellation of the Warrant, the Company will make and deliver a new Warrant, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Warrant. Any Warrant issued under the provisions of this
Section 11.7 in lieu of any Warrant alleged to be lost, destroyed or stolen, or in lieu of any mutilated Warrant, shall constitute an original contractual obligation on the part of the Company.

          IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its Chairman and CEO and its corporate said to be impressed hereon and attested by its Secretary.

                                       THE COMPANY:

                                       ONLINE RESOURCES &
                                       COMMUNICATIONS CORPORATION


                                   By:
                                      --------------------------------
                                      Chairman and CEO

Attest:



-------------------------------
Secretary
[Corporate Seal]


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                                  EXHIBIT 2.1

                                    WARRANT
                              SUBSCRIPTION NOTICE


                              Dated______________

          The undersigned hereby irrevocably elects to exercise its right to purchase shares of the Common Stock, $.0001 par value per share, of Online Resources & Communications Corporation, such right being pursuant to a Warrant dated , 1997, and as issued to the undersigned by Online Resources & Communications Corporation, and remits herewith the sum of $ in payment for same in accordance with the Exercise Price specified in such Warrant.

INSTRUCTIONS FOR REGISTRATION OF STOCK

Name
    ----------------------------------------------------
         (Please typewrite or print in block letters)

Address
       -------------------------------------------------

       Signature
                ----------------------------------------

Shares Heretofore Purchased
Under Warrant


---------------------------